MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

ELEVATION FRANCHISE VENTURES, LLC, as the sole member of EB FRANCHISES, LLC

AH-HA HOLDINGS, LLC, as the sole member of EBIP HOLDINGS, LLC,

FAT BRANDS INC.,

HANS HESS, in his capacity as SELLERS’ REPRESENTATIVE,

and

HANS HESS, solely for the limited purposes set forth on the signature page hereto

June 19, 2019

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ii

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Exhibit A – Form of Buyer Note

Exhibit B – Form of EFV Note

Exhibit C – Form of Warrant

Schedule 2.03(b)(iv)

Disclosure Schedules

iv

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Membership Interest Purchase Agreement dated as of June 19, 2019 (this “Agreement”), by and among Elevation Franchise Ventures, LLC, a Delaware limited liability company (“EFV”), as the sole member of EB Franchises, LLC, a Virginia limited liability company (“Elevation” or the “Company”), AH-HA Holdings, LLC, a Virginia limited liability company (“AH-HA”), as the sole member of EBIP Holdings, LLC a Virginia limited liability company (“EBIP”), FAT Brands Inc., a Delaware corporation (“Buyer”), and Hans Hess, in his capacity as the representative (“Sellers’ Representative”) of EFV and AH-HA and individually solely for the purposes of agreeing to be bound by the provisions of Section 5.10. EFV and AH-HA are hereinafter sometimes referred to individually as a “Seller” and collectively as “Sellers”. All capitalized terms used but not otherwise defined herein have the meanings set forth or referenced in ARTICLE I.

RECITALS

WHEREAS, prior to the date hereof, EFV formed Elevation as a wholly-owned limited liability company;

WHEREAS, as of the date hereof, AH-HA is the owner of 100% of the issued and outstanding Membership Interests in EBIP (the “EBIP Membership Interests”);

WHEREAS, immediately prior to the Closing, EFV and AH-HA will carry out the Restructuring, pursuant to which (a) EFV will contribute to Elevation all of its assets (other than as described herein) used in connection with the Elevation Franchise Business in exchange for all of the issued and outstanding membership interests in Elevation (the “Elevation Membership Interests”) and (b) AH-HA will contribute to Elevation all of the EBIP Membership Interests;

WHEREAS, as a result of the Restructuring, immediately prior to the Closing (a) EFV will own 100% of the issued and outstanding Elevation Membership Interests, and (b) Elevation will own (i) 100% of the issued and outstanding EBIP Membership Interests and (ii) all of the assets (other than as described herein) used in connection with the Elevation Franchise Business, including 100% of the equity securities of EB Creative Fund, LLC, a Virginia limited liability company (“EB Creative” and, together with EBIP, the “Subsidiaries” and each a “Subsidiary”);

WHEREAS, EFV wishes to sell to Buyer, and Buyer wishes to purchase from EFV, all of the Elevation Membership Interests owned by EFV, all in accordance with and subject to the terms and conditions set forth in this Agreement;

WHEREAS, AH-HA wishes to sell to Buyer all of the EBIP Membership Interests owned by AH-HA by effecting the Restructuring, such that all of the EBIP Membership Interests owned by AH-HA will be transferred to Elevation prior to the Closing and will be sold to Buyer with the purchase by Buyer of the Elevation Membership Interests, in accordance with and subject to the terms and conditions set forth in this Agreement; and

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, Sellers’ Representative shall serve as a representative of Sellers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.06(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Adjustment” means (a) the Net Consideration minus (b) the Estimated Net Consideration.

“Adjustment Time” means 12:01 a.m., Pacific Time, on the Closing Date.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AH-HA” has the meaning set forth in the preamble to this Agreement.

“AH-HA Restructuring” has the meaning set forth in Section 2.01(b).

“Allocation” has the meaning set forth in Section 6.10.

“Area Developer Agreement” has the meaning set forth in Section 3.14(a).

“Assignment” has the meaning set forth in Section 2.10(c).

“Assumed Royalty Fee Revenue” has the meaning set forth in Section 2.07(b).

“Audited Financial Statements” has the meaning set forth in Section 3.06(a).

“Authorized Action” has the meaning set forth in Section 10.12(c).

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“Balance Sheet” has the meaning set forth in Section 3.06(a).

“Balance Sheet Date” has the meaning set forth in Section 3.06(a).

“Base Period” has the meaning set forth in Section 2.07(b).

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York, or Los Angeles, California, are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Note” means a convertible subordinated promissory note of Buyer, in the form attached hereto as Exhibit A.

“Cap” has the meaning set forth in Section 8.04(a).

“Cash and Cash Equivalents” means, with respect to the Company and each Subsidiary, all cash on hand and cash equivalent assets (including marketable securities) that are readily convertible into cash within thirty (30) days, in each case determined in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements and reduced by any cash in reserve accounts, cash escrow accounts, custodial cash and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose.

“Cash Consideration” has the meaning set forth in Section 2.03(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Claw-Back” means a claw-back of a portion of the Purchase Price payable to Buyer in accordance with Section 2.07.

“Claw-Back Threshold” has the meaning set forth in Section 2.07(b).

“Claw-Back Amount” has the meaning set forth in Section 2.07(a)(ii).

“Closing” has the meaning set forth in Section 2.10.

“Closing Cash” means all Cash and Cash Equivalents of the Company and the Subsidiaries as of the Adjustment Time.

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“Closing Date” has the meaning set forth in Section 2.10.

“Closing Estimate” has the meaning set forth in Section 2.05(a).

“Closing Statement” has the meaning set forth in Section 2.06(a).

“Closing Working Capital” means the aggregate amount of accounts receivable, prepaid expenses and other current assets of the Company and the Subsidiaries as of the Adjustment Time less the aggregate amount of the accounts payable and accrued expenses of the Company and the Subsidiaries as of the Adjustment Time, in each case calculated in accordance with GAAP and on a basis consistent with the accounting methodologies, practices, estimation techniques, assumptions and principles used by the Company or EBIP in the preparation of their respective Financial Statements. Notwithstanding the foregoing, (a) Closing Working Capital shall exclude Cash and Cash Equivalents, Company Indebtedness, Company Liabilities, any advertising fund deficit and any income Tax assets or income Tax liabilities and (b) there will be no reduction for any non-refundable unearned franchise fees that have been collected prior to the Closing.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the $0.0001 par value Common Stock of Buyer.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Indebtedness” has the meaning set forth in Section 2.03(b).

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by EFV, the Company or either Subsidiary.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which EFV, the Company or either Subsidiary is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Liabilities” has the meaning set forth in Section 2.03(b)(v).

“Company Restaurants” means any and all “Elevation Burger” restaurants owned (in whole or in part) by EFV or any of its Affiliates, which currently includes (i) the Elevation Burger restaurant located in Fairfax, Virginia owned by EFV Turnpike, LLC, a Virginia limited liability company, and (ii) the Elevation Burger restaurant located in Falls Church, Virginia owned by Elevation Burger, LLC, a Virginia limited liability company.

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“Contracts” means all agreements, contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Creator” has the meaning set forth in Section 5.10(a).

“Delaware Courts” has the meaning set forth in Section 10.10(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by EFV to Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Items” has the meaning set forth in Section 2.06(b)(i).

“Dollars” or “$” means the lawful currency of the United States.

“Earn-Out” means an earn-out payable to EFV in cash in accordance with Section 2.07.

“Earn-Out Amount” has the meaning set forth in Section 2.07(a).

“Earn-Out/Claw-Back Adjustment” has the meaning set forth in Section 2.07(e).

“EBIP” has the meaning set forth in the preamble to this Agreement.

“EBIP Membership Interests” has the meaning set forth in the Recitals.

“EFV” has the meaning set forth in the preamble to this Agreement.

“EFV Note” means a promissory note of EFV, in the form attached hereto as Exhibit B.

“EFV Restructuring” has the meaning set forth in Section 2.01(a).

“Elevation” has the meaning set forth in the preamble to this Agreement.

“Elevation Franchise Business” has the meaning set forth in Section 2.01(a).

“Elevation Membership Interests” has the meaning set forth in the Recitals.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

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“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Closing Cash” has the meaning set forth in Section 2.05(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.05(a).

“Estimated Company Indebtedness” has the meaning set forth in Section 2.05(a).

“Estimated Company Liabilities” has the meaning set forth in Section 2.05(a).

“Estimated Net Consideration” has the meaning set forth in Section 2.05(b).

“Estimated Working Capital Adjustment” has the meaning set forth in Section 2.05(a).

“Exchange Act” has the meaning set forth in Section 3.07(b).

“Financial Statements” has the meaning set forth in Section 3.06(a).

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“Fiscal Quarter” means a fiscal quarter of Buyer.

“Franchise Agreement” means any Contract granting Franchise Rights of Elevation.

“Franchise Breach” means, with respect to a Franchise Agreement, (a) any breach, inaccuracy, default, violation or failure to perform, comply or notify thereunder; or (b) any other act, omission, event, occurrence, or condition the existence of which would (i) permit any Person to accelerate any monetary obligation or terminate, cancel or modify any right or obligation or (ii) require the payment of a monetary penalty.

“Franchise Rep” has the meaning set forth in Section 8.01.

“Franchise Rights” means any and all rights relating to the ownership, operation and development of one or more restaurants branded as “Elevation Burger”.

“Franchise Sales Person” has the meaning set forth in Section 3.14(g).

“Franchise Status Call” has the meaning set forth in Section 5.05.

“Franchisee” has the meaning set forth in Section 3.14(a).

“Fransmart Agreement” has the meaning set forth in Section 5.03.

“Fundamental Rep” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(vii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

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“Indebtedness” means any liability or obligation under or for any of the following, in each case to the extent any related amount is actually owed: (a) indebtedness for borrowed money, including the principal and accrued and unpaid interest thereon and any guaranty of any indebtedness or other amount owed by any other Person; (b) indebtedness evidenced by a note, debenture, deed of trust, mortgage or similar instrument; (c) letter of credit or surety bond, the extent drawn upon and then only the outstanding amount required to be paid; (d) capital lease; (e) deferred purchase price of any property; and (f) conditional sale obligations, excluding trade accounts payable in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” means a mutually acceptable nationally recognized firm of independent certified public accountants other than EFV’s, the Company’s or Buyer’s principal independent accounting firm.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all (a) Marks, trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interim Balance Sheet” has the meaning set forth in Section 3.06(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06(a).

“Interim Financial Statements” has the meaning set forth in Section 3.06(a).

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“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Hans Hess, Reid Miles or Cord Thomas and such knowledge that any such Person would reasonably be expected to obtain or have in the course of diligently performing his duties to the Company or either Subsidiary.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or either Subsidiary holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or a Subsidiary thereunder.

“Leased Real Estate” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or a Subsidiary.

“Liabilities” has the meaning set forth in Section 3.07.

“Lien” means, with respect to any asset or property, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset or property.

“Loan Amount” has the meaning set forth in Section 2.04.

“Losses” means all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards (including arbitration awards), amounts agreed to in settlement, penalties, fines, costs and expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing claims against any insurance providers; provided, however, that “Losses” shall not include punitive, incidental, consequential, special or indirect damages, including any actual and anticipated loss or reduction of revenue, diminution in value or any damages based on any type of multiple damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other Person in connection with a Third Party Claim.

“Loss Interest” has the meaning set forth in Section 8.06.

“Marks” means all fictitious business names, trading names, corporate names, and trademarks, and service marks and applications therefor.

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“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate with any other event, occurrence, fact, condition or change, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and the Subsidiaries, taken as a whole, or (b) the ability of any Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company and the Subsidiaries operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules, including GAAP; (vi) any action required or permitted to be taken by this Agreement; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company or either Subsidiary compared to other participants in the industries in which the Company or either Subsidiary conducts its business.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Suppliers” has the meaning set forth in Section 3.15.

“Measurement Period” has the meaning set forth in Section 2.07(b).

“Membership Interests” means the Elevation Membership Interests and the EBIP Membership Interests.

“Net Balance” means, with respect to the Buyer Note or the EFV Note, the outstanding principal amount thereof and all interest accrued and unpaid thereon.

“Net Consideration” has the meaning set forth in Section 2.03(b).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

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“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means (a) any taxable period beginning after the Closing Date and, (b) with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and, (b) with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.03(a).

“Related Party Indebtedness” means any Indebtedness owed by the Company or either Subsidiary to any Seller or any Seller’s Affiliates or owed by any Seller or any Seller’s Affiliates to the Company or either Subsidiary.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remaining Loan Amount” has the meaning set forth in Section 2.04.

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the business of owning or operating, except as a franchisee of Elevation, or franchising, as franchisor, one or more restaurants that specialize in the sale of hamburgers or chicken sandwiches.

“Restricted Party” has the meaning set forth in Section 5.10(a).

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“Restricted Period” has the meaning set forth in Section 5.10(a).

“Restructuring” has the meaning set forth in Section 2.01(b).

“Restructuring Documents” means all documents necessary to effectuate the Restructuring, including the Organizational Documents for Elevation and EBIP and asset transfer agreements, equity contribution agreement, bills of sale and assignment and assignments and assumptions of all Intellectual Property, licenses and permits and all Franchise Agreements, Area Developer Agreements, Leases and other Contracts, all of which shall be in form and substance reasonably satisfactory to Buyer.

“RFR Deficit” has the meaning set forth in Section 2.07(b).

“RFR Excess” has the meaning set forth in Section 2.07(b).

“Royalty Fee Revenue” has the meaning set forth in Section 2.07(b).

“Seller” and “Sellers” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Sellers’ Representative” has the meaning set forth in the preamble to this Agreement.

“Straddle Period” has the meaning set forth in Section 6.04.

“subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person; and “Subsidiary” has the meaning set forth in the Recitals.

“Target Working Capital” means Zero Dollars ($00.00).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return, or statement or other document relating to Taxes, including any consolidated, combined or unitary return (including any schedule or attachment thereto), and including any amendment thereof, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes.

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“Territorial Rights” has the meaning set forth in Section 3.14(h).

“Territory” means the United States of America, including its territories and possessions.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Assignment, the Buyer Note, the EFV Note, the Fransmart Agreement and such other agreements to be executed and delivered by a party hereto in connection with the Closing.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrant” has the meaning set forth in Section 2.03(a)(i).

“Working Capital Adjustment” has the meaning set forth in Section 2.03(b)(iii).

ARTICLE II
Purchase and sale

Section 2.01 Pre-Closing Transactions.

(a) Immediately prior to the Closing, EFV will contribute to Elevation all of its assets (other than as specifically excluded and set forth in the Restructuring Documents) used in connection with the franchise business operated by EFV (the “Elevation Franchise Business”) in exchange for all of the Elevation Membership Interests and the assumption by Elevation of certain of EFV’s liabilities (as agreed to by EFV and Buyer), provided that no employees of EFV other than Mark Gustus shall become employees of Elevation (the foregoing transactions, the “EFV Restructuring”). At or after the Closing, Elevation may offer to employ Mark Gustus as determined by Buyer and on terms and conditions satisfactory to Buyer.

(b) Immediately prior to the Closing, AH-HA will contribute to Elevation all of its ownership interests in EBIP (the “AH-HA Restructuring” and, together with the EFV Restructuring, the “Restructuring”).

Section 2.02 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, EFV shall sell to Buyer, and Buyer shall purchase from EFV, all of EFV’s right, title, and interest in and to the Elevation Membership Interests, free and clear of all Liens, for the consideration specified in Section 2.03, as estimated pursuant to Section 2.04 and as adjusted pursuant to Section 2.06 and Section 2.07.

Section 2.03 Purchase Price.

(a) The aggregate purchase price (the “Purchase Price”) in full consideration for the transfer of the Elevation Membership Interests shall be the Warrant plus up to Ten Million Fifty Thousand Dollars ($10,050,000). The Purchase Price shall be payable as follows:

(i) A warrant to purchase forty-six thousand eight hundred seventy-five (46,875) shares of Common Stock , in the form attached hereto as Exhibit C (the “Warrant”);

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(ii) The Buyer Note, to be issued at the Closing, in the aggregate principal amount of Seven Million Five Hundred Dollars ($7,500,000), subject to adjustment as provided herein;

(iii) Cash in the amount of Fifty Thousand Dollars ($50,000) (the “Cash Consideration”); and

(iv) If, as and when earned and payable, as provided in Section 2.07, up to a total of Two Million Five Hundred Thousand Dollars ($2,500,000) in Earn-Out;

provided that up to Two Million Dollars ($2,000,000) of the Purchase Price is subject to claw-back by Buyer as provided in Section 2.07. At the Closing, the Company (including the Subsidiaries) shall be sold on a cash-free, debt-free basis, and will have no accrued salaries and payroll taxes.

(b) Subject to further adjustment as set forth in Section 2.06 and the provisions of Section 2.07, Buyer shall deliver to Sellers the Buyer Note, in an aggregate principal amount (the “Net Consideration”) equal to:

(i) Seven Million Five Hundred Dollars ($7,500,000);

(ii) plus the Closing Cash, if any;

(iii) plus the amount by which the Closing Working Capital exceeds the Target Working Capital or minus the amount by which the Target Working Capital exceeds the Closing Working Capital (the “Working Capital Adjustment”);

(iv) minus the aggregate amount of Indebtedness of the Company and the Subsidiaries, including all Indebtedness identified on Schedule 2.03(b)(iv) (collectively, “Company Indebtedness”) that is not paid out of the Loan Amount at Closing; and

(v) minus any other Liabilities of the Company and the Subsidiaries, including expenses incurred by or on behalf of the Company or either Subsidiary in connection with the transactions contemplated by this Agreement (including all amounts due to FocalPoint Partners, LLC) and the Liabilities identified on Section 3.07 of the Disclosure Schedules (collectively, “Company Liabilities”) that are not paid out of the Loan Amount at Closing, but not including Liabilities incurred in the ordinary course of business consistent with past practice, and shall issue to Sellers the Buyer Note in accordance with Section 2.10.

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Section 2.04 Loan to EFV. At the Closing, Buyer shall loan to EFV an amount of Two Million Three Hundred Thousand Dollars ($2,300,000) (the “Loan Amount”), which loan will be evidenced by the EFV Note, to be issued at the Closing, in the aggregate principal amount of Two Million Three Hundred Thousand Dollars ($2,300,000). All Company Indebtedness and all other Company Liabilities shall be paid at the Closing out of the Loan Amount, and the portion of the Loan Amount to be received by EFV in cash shall be reduced by any amounts so paid (such reduced Loan Amount, the “Remaining Loan Amount”).

Section 2.05 Closing Estimate.

(a) At least two (2), but not more than five (5), Business Days prior to the Closing Date, Sellers’ Representative shall deliver to Buyer a worksheet, together with reasonable supporting documentation, setting forth an estimate (the “Closing Estimate”) of: (i) the Closing Cash (the “Estimated Closing Cash”); (ii) the Closing Working Capital (the “Estimated Closing Working Capital” and the related Working Capital Adjustment, if any (the “Estimated Working Capital Adjustment”); (iii) the estimated principal amount of the Buyer Note to which EFV is entitled, (iv) the aggregate amount of Company Indebtedness (the “Estimated Company Indebtedness”) to be paid out of the Loan Amount, together with the name of the payee thereof and wire transfer instructions for each such payment; (v) the aggregate amount payable with respect to each other Company Liability (“Estimated Company Liabilities”) to be paid out of the Loan Amount, together with the name of the payee thereof and wire transfer instructions for each such payment; and (vi) the Remaining Loan Amount to which EFV is entitled, all as of the Adjustment Time. The Closing Estimate shall (A) be prepared (1) in a manner consistent with each of the applicable definitions in this Agreement and the accounting principles and practices referred to therein or elsewhere in this Agreement, (2) in good faith based on facts and circumstances known before the Closing Date, (3) such that there shall be no reduction in the level of reserves that were reflected on the Interim Balance Sheet unless specific facts and circumstances justify a reduction in such reserves and (4) applying consistent methodologies, practices, estimation techniques, assumptions and principles used by the applicable Company in preparation of the most recent Audited Financial Statements; (B) reasonably specify each item taken into account in the proposed calculation of the Estimated Net Consideration; and (C) include wire transfer instructions for each recipient of funds identified thereon, provided that all amounts payable to Sellers shall be paid by one wire transfer to an account identified by Sellers’ Representative as provided in the Closing Estimate. Buyer shall be entitled to review and comment on the Closing Estimate, and Sellers’ Representative shall review and consider all of Buyer’s comments in good faith.

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(b) The principal amount of the Buyer Note to be issued to EFV at the Closing (the “Estimated Net Consideration”) shall equal (i) Seven Million Five Hundred Dollars ($7,500,000), (ii) plus the Estimated Closing Cash, (iii) plus or minus the Estimated Working Capital Adjustment. The amounts payable to the holders of Company Indebtedness and Company Liabilities will be payable to such Persons out of the Loan Amount in accordance with the wire transfer instructions provided by Sellers’ Representative in the Closing Estimate and, in the case of the payment of Company Indebtedness, pursuant to payoff letters from the applicable payees. All of such payments will reduce the Remaining Loan Amount to be received by EFV at Closing, which will be delivered to EFV as provided in Section 2.10.

Section 2.06 Adjustment.

(a) As promptly as possible, but in any event within ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Sellers’ Representative a statement (the “Closing Statement”) setting forth in reasonable detail its calculation of (i) the Closing Working Capital and the Working Capital Adjustment, if any; (ii) the Closing Cash, (iii) the aggregate amount of Company Indebtedness outstanding as of the Adjustment Time that was not paid out of the Loan Amount, (iv) Company Liabilities as of the Adjustment Time that were not paid out of the Loan Amount and (v) based on the foregoing, the Net Consideration. The Closing Statement shall be prepared consistently with the standard used by Sellers’ Representative to prepare the Closing Estimate and shall reasonably specify each item taken into account in Buyer’s proposed calculation of the Net Consideration.

(b) Within forty-five (45) days following receipt by Sellers’ Representative of the Closing Statement, Sellers’ Representative shall deliver written notice to Buyer if Sellers’ Representative disputes any calculation or item set forth in the Closing Statement. If Sellers’ Representative does not notify Buyer of a dispute with respect to the Closing Statement within such forty-five (45)-day period, the Closing Statement will be final, conclusive and binding on the parties, and the Closing Statement shall be deemed to set forth the final Closing Working Capital, Working Capital Adjustment, Closing Cash, Net Consideration, Company Indebtedness and Company Liabilities, in each case as of the Adjustment Time, for purposes of determining the Actual Adjustment. In the event of a notification of such dispute, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such dispute. If, notwithstanding such good faith effort, Buyer and Sellers’ Representative fail to resolve such dispute within thirty (30) days after Sellers’ Representative advises Buyer of its objections, then Buyer and Sellers’ Representative shall jointly engage an Independent Accountant to resolve such dispute in accordance with the following:

(i) As promptly as practicable, Buyer and Sellers’ Representative shall each prepare and submit a presentation to the Independent Accountant regarding those items (and only those items) reflected on the Closing Statement that remain in dispute (the “Disputed Items”). Buyer and Sellers’ Representative will instruct the Independent Accountant to, and the Independent Accountant will, (A) make a final determination of the Disputed Items (and only the Disputed Items) in accordance with the definitions, guidelines and procedures set forth in this Agreement; (B) not assign a value to any Disputed Item greater than the greatest value for such item assigned by Buyer, on the one hand, or Sellers’ Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand; and (C) make its determination based solely on presentations by Buyer and Sellers’ Representative that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Buyer and Sellers’ Representative will cooperate with the Independent Accountant during the term of its engagement and use their respective commercially reasonable efforts to cause the Independent Accountant to resolve such dispute as soon as practicable, but in any event within thirty (30) days after the date on which the Disputed Items are submitted to the Independent Accountant. Except as Buyer and Sellers’ Representative may otherwise agree, all communications between Buyer and Sellers’ Representative or any of their respective Representatives, on the one hand, and the Independent Accountant, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating party.

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(ii) The Independent Accountant’s determination will, absent manifest mathematical error, be final and binding on the parties hereto and will not be subject to court review or otherwise appealable. The process set forth in this Section 2.06 shall be the exclusive remedy of the parties for any disputes related to items required to be reflected in the Closing Statement or included in the relevant calculations. The Closing Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.06 and, as so revised, such Closing Statement shall be deemed to set forth the final Closing Working Capital, Working Capital Adjustment, Closing Cash, Company Indebtedness, Company Liabilities, and Net Consideration, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii) Each of Buyer and Sellers’ Representative (on behalf of Sellers) will bear its own legal, accounting and other fees and expenses of participating in the dispute resolution procedure set forth in this Section 2.06. The fees and expenses of the Independent Accountant will be borne (A) by Sellers’ Representative (on behalf of Sellers) in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are unsuccessfully disputed by Sellers’ Representative (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such submitted Disputed Items and (B) by Buyer in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are successfully disputed by Sellers’ Representative (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such submitted Disputed Items. For example, if the Disputed Items total $1,000,000, the Independent Accountant determines that Buyer should pay to Sellers’ Representative (on behalf of Sellers) $400,000 and the Independent Accountant’s fees are $100,000, then (1) Buyer shall pay $40,000 (40%) of such fees and (2) Sellers’ Representative (on behalf of the Selling Parties) shall pay $60,000 (60%) of such fees.

(c) Upon final determination of the Actual Adjustment:

(i) If the Actual Adjustment is a negative amount, then, within two (2) Business Days after the date on which the Net Consideration is finally determined, Buyer shall reduce the Net Balance of the Buyer Note by an amount equal to the sum of (i) the inverse of the Actual Adjustment plus (ii) an amount equal to the aggregate amount of interest paid and/or accrued on such amount from the Closing Date to the date on which the Net Balance of the Buyer Note is so reduced.

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(ii) If the Actual Adjustment is a positive amount, then, within two (2) Business Days after the date on which the Net Consideration is finally determined pursuant to this Section 2.06, Buyer shall increase the Net Balance of the Buyer Note by an amount equal to the sum of (i) the Actual Adjustment plus (ii) an amount equal to the aggregate amount of interest that would have accrued on such amount from the Closing Date to the date on which the Net Balance of the Buyer Note is so increased.

(iii) If the Actual Adjustment is zero, there will be no adjustment to the Net Consideration pursuant to this Section 2.06.

Section 2.07 Earn-Out/Claw-Back.

(a) Following the end of the Measurement Period, EFV may be entitled to an Earn-Out or Buyer may be entitled to a Claw-Back as follows:

(i) if there is a RFR Excess, Sellers shall be entitled to additional consideration for the Elevation Membership Interests in an amount (the “Earn-Out Amount”) equal to the product of (A) the RFR Excess multiplied by (B) two and a half (2.5), but in no event more than Two Million Five Hundred Thousand Dollars ($2,500,000); and

(ii) if there is a RFR Deficit that is greater than the Claw-Back Threshold, Buyer shall be entitled to claw-back from the consideration paid to Sellers for the Elevation Membership Interests in an amount (the “Claw-Back Amount”) equal to the product of (A) the RFR Deficit, minus the Claw-Back Threshold, multiplied by (B) two and a half (2.5), but in no event more than Two Million Dollars ($2,000,000).

The Earn-Out or Claw-Back, as applicable, will be calculated and paid as set forth in this Section 2.07.

(b) For purposes of this Section 2.07, the following terms shall have the meanings set forth below:

“Assumed Royalty Fee Revenue” means the aggregate royalty fees that would have been (but were not) paid to EFV by any Company Restaurant for the period of time during the Base Period prior to such Company Restaurant becoming a franchisee of EFV.

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“Base Period” means the twelve (12) month period ending on the day immediately preceding the Closing Date.

“Claw-Back Threshold” means an amount equal to Two Hundred Thousand Dollars ($200,000).

“Measurement Period” means the period beginning on the first day of the third (3rd) Fiscal Quarter of 2021 and ending on the last day of the second (2nd) Fiscal Quarter of 2022.

“RFR Deficit” means the amount by which the Royalty Fee Revenue for the Base Period exceeds the Royalty Fee Revenue for the Measurement Period, if any.

“RFR Excess” means the amount by which the Royalty Fee Revenue for the Measurement Period exceeds the Royalty Fee Revenue for the Base Period, if any.

“Royalty Fee Revenue” means, for the Base Period or the Measurement Period, as applicable, the royalty fee revenue recognized by EFV with respect to the Base Period (including the Assumed Royalty Fee Revenue) or Elevation for the Measurement Period, as reflected in EFV’s or Elevation’s financial statements for such period (adjusted, in the case of EFV’s financial statements, to reflect the Assumed Royalty Fee Revenue), as reviewed by Buyer’s auditors; provided that, in the sole discretion of Buyer, Buyer shall have the right to have the financial statements of EFV for the Base Period audited or reviewed by an accounting firm of its choice. Notwithstanding anything expressed or implied in this definition, Royalty Fee Revenue shall not include: for the Base Period or the Measurement Period, any rebate, reimbursement or refund (whether by way of credit or otherwise) of royalty or franchise fees that EFV pays, or agreed to pay prior to the Closing Date, to any area developer, area director or any other Person. In addition, if any Franchisee converts its business at any one or more locations into a different franchise concept owned by Buyer and its Affiliates after the Closing, Royalty Fee Revenue for the Measurement Period shall include the amount of Royalty Fee Revenue attributable to such Franchisee recognized by EFV for the Base Period.

(c) Not more than forty-five (45) days after the last day of the Measurement Period, Buyer shall (i) determine, or cause its auditors to determine, the Royalty Fee Revenue for the Measurement Period and (ii) deliver to Sellers’ Representative a statement (the “Statement”) setting forth (A) its determination of the Royalty Fee Revenue for the Measurement Period, together with reasonable back up documentation supporting its determination thereof; (B) the RFR Excess or RFR Deficit, as the case may be; and (C) the Earn-Out Amount or Claw-Back Amount, if any, as applicable. If Sellers’ Representative disputes such calculations in good faith, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such dispute. If, notwithstanding such good faith effort, Buyer and Sellers’ Representative fail to resolve such dispute within thirty (30) days after Sellers’ Representative advises Buyer of its objections, then Buyer and Sellers’ Representative shall jointly engage an Independent Accountant to resolve such dispute in the manner set forth in Section 2.06(b), with the fees of the Independent Accountant to be allocated as set forth therein. Buyer shall make available to Sellers’ Representative or the Independent Accountant, if applicable, such additional financial information related to the calculation of any Earn-Out Amount and/or Claw-Back Amount as is reasonably requested by such Person to enable it to evaluate Buyer’s determination of the Royalty Fee Revenue for the Measurement Period.

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(d) Within fifteen (15) Business Days after the final determination of the Royalty Fee Revenue for the Measurement Period pursuant to Section 2.07(c), the Earn-Out Amount or Claw-Back Amount, as applicable, shall be paid as follows:

(i) In the event that an Earn-Out Amount is then due to Sellers, Buyer shall pay to EFV the Earn-Out Amount, at EFV’s election, either (i) by wire transfer of immediately available funds to an account identified in writing by Sellers’ Representative, (ii) by delivery of a number of shares of Common Stock equal to the Earn-Out Amount divided by Twelve Dollars ($12.00) per share, or (iii) by increasing the Net Balance of the Buyer Note by an amount equal to the sum of (A) the Earn-Out Amount plus (B) an amount equal to the aggregate amount of interest that would have accrued on the Earn-Out Amount from the Closing Date to the date on which the Net Balance of the Buyer Note is so increased.

(ii) In the event that a Claw-Back Amount is then due to Buyer, Buyer shall reduce the Net Balance of the Buyer Note by an amount equal to the sum of (A) the Claw-Back Amount plus (B) an amount equal to the aggregate amount of interest paid and/or accrued on the Claw-Back Amount from the Closing Date to the date on which the Claw-Back Amount is paid; provided, however, that if such sum described in (A) and (B) exceeds the then outstanding Net Balance of the Buyer Note, EFV shall pay to Buyer an amount equal to such excess by wire transfer of immediately available funds to an account identified in writing by Buyer.

(iii) In the event that there is no RFR Excess or an RFR Deficit, no Earn-Out Amount or Claw-Back Amount shall be payable hereunder.

Section 2.08 Replacement Note. In the event that the Net Balance of the Buyer Note is increased or decreased pursuant to Section 2.06 or Section 2.07, EFV shall promptly deliver the original Buyer Note to Buyer for cancellation, and Buyer shall issue to EFV a replacement Buyer Note, with the same terms, in the principal sum remaining after such adjustment. All rights with respect to the Buyer Note shall terminate upon an adjustment that is a reduction of the entire Net Balance, whether or not the Buyer Note has been surrendered to Buyer. Notwithstanding the foregoing, EFV agrees to surrender the Buyer Note to Buyer for cancellation as soon as is practicable following such adjustment.

Section 2.09 Tax Treatment. Buyer and Sellers agree to treat any payments or reimbursements made pursuant to Section 2.06 and Section 2.07 as an adjustment to the Purchase Price for all Tax purposes.

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Section 2.10 Closing.

(a) Subject to the terms and conditions of this Agreement, the purchase and sale of the Elevation Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Pacific Time, on the date hereof, at the offices of Loeb & Loeb LLC in Los Angeles, California, or at such other time or on such other date or at such other place (or remotely by electronic exchange of signature pages) as Buyer and Sellers’ Representative shall mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

(b) At the Closing, Buyer shall:

(i) deliver to EFV the Cash Consideration by wire transfer of immediately available funds to the account designated in writing by Sellers’ Representative in the Closing Estimate;

(ii) issue to EFV the Buyer Note in an aggregate principal amount equal to the Estimated Net Consideration;

(iii) issue to EFV the Warrant;

(iv) deliver to EFV the Remaining Loan Amount, as set forth in the Closing Estimate, by wire transfer of immediately available funds to the account designated in writing by Sellers’ Representative in the Closing Estimate;

(v) pay, by wire transfer of immediately available funds, to the holders of Company Indebtedness and Company Liabilities, if any, the amounts to which they are entitled as set forth and in accordance with the wire transfer instructions provided by Sellers’ Representative in the Closing Estimate and, in the case of the payment of Company Indebtedness, pursuant to payoff letters from the applicable payees; and

(vi) deliver to Sellers’ Representative, for and on behalf of Sellers, the Transaction Documents and all other instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03.

(c) At the Closing, each Seller or Sellers’ Representative, as applicable, shall:

(i) issue to Buyer the EFV Note in the aggregate principal amount of Two Million Three Hundred Thousand Dollars ($2,300,000);

(ii) deliver to Buyer an assignment of EFV’s Elevation Membership Interests to Buyer in form and substance satisfactory to Buyer (the “Assignment”), duly executed by EFV;

(iii) deliver to Buyer the Fransmart Agreement, executed by EFV and Fransmart, LLC; and

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(iv) deliver to Buyer the other Transaction Documents and all other instruments or certificates required to be delivered by such Seller at or prior to the Closing pursuant to Section 7.02.

Section 2.11 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer or the Company (or either Subsidiary) may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE III
Representations and warranties of Sellers

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers jointly and severally represent and warrant to Buyer that the statements contained in this ARTICLE III with respect to EFV, AH-HA, Elevation, EBIP and EB Creative, as applicable, are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Sellers.

(a) Each Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of its state of organization; (ii) each Seller has full limited liability company power and authority to enter into this Agreement, the Restructuring Documents and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; and (iii) the execution and delivery by each Seller of this Agreement, the Restructuring Documents and each other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of such Seller.

(b) This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid, and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles. When each other Transaction Document to which each Seller is a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), each such other Transaction Document will constitute legal and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles. Prior to the Closing, the Restructuring Documents were duly executed and delivered by each Seller and each other party thereto, and, as of the execution and delivery thereof by each such Seller and each other party thereto, the Restructuring Documents constitute legal and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

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Section 3.02 Organization and Organizational Documents.

(a) Each of the Company and the Subsidiaries is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of its jurisdiction of organization and has the requisite limited liability company power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and the Subsidiaries is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Sellers have delivered or made available to Buyer a true and correct copy of the Organizational Documents of the Company and each Subsidiary. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Organizational Documents.

Section 3.03 Capitalization.

(a) Upon consummation of the Elevation Restructuring, EFV shall be the record owner of, and have good and valid title to, all of the Elevation Membership Interests, free and clear of all Liens. As of the date hereof, AH-HA is the record owner of, and has good and valid title to, all of the EBIP Membership Interests, free and clear of all Liens. Upon consummation of the AH-HA Restructuring, Elevation shall be the record owner of, and have good and valid title to, all of the EBIP Membership Interests, free and clear of all Liens. The Elevation Membership Interests constitute one hundred percent (100%) of the total issued and outstanding membership interests in Elevation. The EBIP Membership Interests constitute one hundred percent (100%) of the total issued and outstanding membership interests in EBIP.

(b) The Membership Interests have been duly authorized and validly issued in compliance with all applicable Laws and are fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own, directly or indirectly, all of the Membership Interests, free and clear of all Liens. The Membership Interests were not issued in violation of the Organizational Documents of the applicable Company or any other agreement, arrangement or commitment to which Sellers or such Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

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(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character (i) relating to any membership or other equity interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) Elevation, EBIP or EB Creative or (ii) obligating any Seller, Elevation, or EBIP to issue or sell any membership or other equity interests (including the Membership Interests), or any other interest, in Elevation, EBIP or EB Creative. Other than the applicable Organizational Documents of EFV, Elevation and EBIP, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04 Subsidiaries.

(a) Following consummation of the Restructuring, one hundred percent (100%) of the outstanding equity interests of each Subsidiary shall be owned by Elevation and the Subsidiaries shall be the only subsidiaries of the Company (direct or indirect). All of the outstanding equity interests in each Subsidiary are, and following the Restructuring will be, validly issued, free of pre-emptive rights, fully paid and non-assessable and free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose thereof. Except for the equity interests in the Subsidiaries, the Company does not, and as of the Closing shall not, own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership or other equity interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) either Subsidiary or obligating either Seller, Elevation or either Subsidiary to issue or sell any membership or other equity interests), or any other interest, in either Subsidiary. Other than the Organizational Documents of each Subsidiary, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests in either Subsidiary.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement, the Restructuring Documents and the other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Seller, the Company or either Subsidiary; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, the Company or either Subsidiary; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller, the Company or either Subsidiary is a party or by which any of them is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company or either Subsidiary; or (d) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company or either Subsidiary. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller, the Company or either Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

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Section 3.06 Financial Statements.

(a) Sellers have delivered to Buyer complete copies of (i) the audited consolidated financial statements of EFV and EB Creative, consisting of the balance sheet as of such entity’s fiscal year-end in the years 2017, 2016, 2015, 2014 and 2013, and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (collectively, the “Audited Financial Statements”); (ii) the unaudited consolidated financial statements of EFV and EB Creative, consisting of the balance sheet as of such entity’s fiscal year-end in the year 2018, and the related statements of income and retained earnings, members’ equity and cash flow for the year then ended (collectively, the “2018 EFV Financial Statements”); (iii) the unaudited financial statements of EBIP, consisting of the balance sheet as of such entity’s fiscal year-end in the years 2018, 2017, 2016, 2015, 2014 and 2013, and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (collectively, the “EBIP Financial Statements”); and (iv) the unaudited consolidated financial statements of EFV and EB Creative and unaudited financial statements of EBIP, in each case consisting of the balance sheet as of March 31, 2019 and the related statements of income and retained earnings, members’ equity and cash flow for the three (3) month period then ended (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the 2018 EFV Financial Statements and the EBIP Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements fairly present in all material respects the financial condition of each entity included therein as of the respective dates they were prepared and the results of the operations of each of them for the periods indicated. The balance sheet of EFV and EBIP (including, in the case of EFV, EB Creative) as of its fiscal year-end in 2019 is referred to herein as the “Balance Sheet” and the dates thereof as the “Balance Sheet Date” and the balance sheet of each of EFV and EBIP (including, in the case of EFV, EB Creative) as of the three (3) month period ended March 31, 2019 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” EFV and EBIP each has maintained, and each of them maintains, a standard system of accounting established and administered in accordance with GAAP. Following the Restructuring, except as set forth on Section 3.06(a) of the Disclosure Schedules, the Financial Statements and Balance Sheet are the financial statements and balance sheet of Elevation as of the Closing.

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(b) Each of EFV and EBIP has established and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of EFV, the Company or EBIP, as applicable; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of EFV, the Company or EBIP, as applicable, are being made only in accordance with appropriate authorizations of management of EFV, the Company or EBIP, as applicable; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of EFV, the Company or EBIP, as applicable.

Section 3.07 Undisclosed Liabilities. Except as set forth in Section 3.07 of the Disclosure Schedules:

(a) None of EFV, the Company or any Subsidiary has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the applicable Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(b) None of EFV, the Company or any Subsidiary is a party to, or has any commitment to become a party to (i) any joint venture, off balance sheet partnership, or any similar Contract or arrangement (including any such Contract or arrangement relating to any transaction or relationship between or among EFV, the Company or such Subsidiary, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(c) At Closing, neither the Company nor any Subsidiary will have any (i) Indebtedness, including Related Party Indebtedness, or (ii) accrued salaries or payroll taxes.

Section 3.08 Absence of Certain Changes, Events, and Conditions. Since the Interim Balance Sheet Date, other than in the ordinary course of business consistent with past practice, there has not been, with respect to EFV, the Company or either Subsidiary, as applicable, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of its Organizational Documents;

(c) split, combination or reclassification of any equity interests in EFV, the Company or either Subsidiary;

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(d) except in connection with the Restructuring, issuance, sale or other disposition of, or creation of any Lien on, any equity interests in EFV, the Company or either Subsidiary, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in EFV, the Company or either Subsidiary;

(e) declaration or payment of any distributions on or in respect of any equity interest in EFV, the Company or either Subsidiary, or redemption, purchase or acquisition of any outstanding equity interests in EFV, the Company or either Subsidiary;

(f) material change in any method of accounting or accounting practice of EFV, the Company or either Subsidiary, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in cash management practices of EFV, the Company or either Subsidiary, or any of their policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) except as set forth in Section 3.08(h) of the Disclosure Schedules, entry into any Contract that would constitute a Material Contract;

(i) except as set forth in Section 3.08(i) of the Disclosure Schedules, incurrence, assumption or guarantee of any indebtedness for borrowed money except (i) unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice and (ii) Related Party Indebtedness;

(j) except in connection with the Restructuring or as set forth in Section 3.08(j) of the Disclosure Schedules, transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet of EFV, the Company or either Subsidiary or cancellation of any debts (except in connection with the elimination of Related Party Indebtedness) or entitlements;

(k) except in connection with the Restructuring, transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) except in connection with the Restructuring, any capital investment in, or any loan to, any other Person;

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(n) acceleration, termination, material modification to or cancellation of any Material Contract to which EFV, the Company or either Subsidiary is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any Lien upon any properties or assets, tangible or intangible, of EFV, the Company or either Subsidiary;

(q) hiring or promoting any person as an officer;

(r) (i) grant of any bonus, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than (A) as provided for in any written agreements or required by applicable Law or (B) increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(s) adoption, modification or termination of any (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, or (ii) Benefit Plan, in each case whether written or oral;

(t) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(u) except as set forth in Section 3.08(u) of the Disclosure Schedules, entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

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(x) except in connection with the Restructuring, acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(y) action by EFV, Elevation or EBIP to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(z) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedule lists, by entity, each of the following Contracts of EFV, the Company and each Subsidiary (such Contracts, together with all Contracts disclosed in Sections 3.10(a) (Leases) or Section 3.14(a) (Franchise Agreements and Area Developer Agreements) of the Disclosure Schedules, are referred to herein as “Material Contracts”):

(i) each Contract of EFV, the Company or either Subsidiary involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the Company or such Subsidiary without penalty or without more than ninety (90) days’ notice;

(ii) all Contracts that require EFV, the Company or either Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by EFV, the Company or either Subsidiary of any Person with respect to any Tax or environmental Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which EFV, the Company or either Subsidiary is a party;

(vi) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including guarantees) of EFV, the Company or either Subsidiary;

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(vii) all Contracts with any Governmental Authority to which EFV, the Company or either Subsidiary is a party (“Government Contracts”);

(viii) all Contracts that limit or purport to limit the ability of EFV, the Company or either Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) any Contracts to which EFV, the Company or either Subsidiary is a party that provide for any joint venture, partnership or similar arrangement;

(x) all Contracts between or among EFV, the Company or either Subsidiary, on the one hand, and Sellers or any Affiliate of Sellers on the other hand; and

(xi) any other Contract that is material to EFV, the Company or either Subsidiary and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on EFV, the Company or the applicable Subsidiary in accordance with its terms and is in full force and effect. None of EFV, the Company or any Subsidiary, as applicable, or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Real Property and Personal Property Matters.

(a) None of EFV, the Company or any Subsidiary owns any real property. Section 3.10(a)(i) of the Disclosure Schedules contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each Leased Real Estate (including the date and name of the parties to such Lease). Sellers have delivered to Buyer a true and complete copy of each Lease. The real property leased to EFV, the Company or a Subsidiary and identified on Section 3.10(a) of the Disclosure Schedules comprises all of the real property used or intended to be used in, or otherwise related to, the business of EFV, the Company or either Subsidiary. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth on Section 3.10(a)(ii) of the Disclosure Schedules, with respect to each Lease: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) none of EFV, the Company or any Subsidiary nor, to the Knowledge of Seller, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) EFV’s, the Company’s or the applicable Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and, to the Knowledge of Seller, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. None of EFV, the Company or any Subsidiary has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein, nor has EFV, the Company or either Subsidiary subleased, licensed, or otherwise granted any Person a right to use or occupy such Leased Real Estate or any portion thereof.

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(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, EFV, the Company and each Subsidiary is in possession of and has good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by such entity, free and clear of all Liens other than Permitted Liens.

Section 3.11 Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of EFV, the Company and each Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by EFV, the Company and each Subsidiary, together with all other properties and assets of each of them, are sufficient for the continued conduct of the business of the Company and each Subsidiary after the Closing in substantially the same manner as conducted by EFV, EBIP and EB Creative prior to the Restructuring and constitute all of the rights, property and assets necessary to conduct the business of EFV, the Company and each Subsidiary as currently conducted.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules sets forth a list of all (i) Company IP Registrations and (ii) Company Intellectual Property that is not registered but that is material to the business or operations of EFV, the Company or either Subsidiary, and identifies the owner thereof (i.e., EFV, the Company or the applicable Subsidiary). All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence, and other materials related to all Company IP Registrations.

(b) Section 3.12(b) of the Disclosure Schedules identifies all Company IP Agreements that are material to EFV’s, the Company’s or either Subsidiary’s business and operations, except for any shrink-wrap, click-wrap, and similar licenses for commercially available off-the-shelf software. Sellers have made available to Buyer true and complete copies of all such Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on EFV, the Company or the applicable Subsidiary in accordance with its terms and is in full force and effect. None of EFV, the Company or any Subsidiary nor, to Sellers’ Knowledge, any other party to a Company IP Agreement is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

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(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, to Sellers’ Knowledge, EFV, the Company or a Subsidiary is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the current business or operations of EFV, the Company and the Subsidiaries, in each case, free and clear of Liens other than Permitted Liens. Without limiting the generality of the foregoing, EFV, the Company or a Subsidiary, as applicable, has entered into binding, written agreements with every current and former employee of such entity, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to such entity, as applicable, any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the exclusive ownership of all Company Intellectual Property in the applicable entity, as applicable. Sellers have made available to Buyer true and complete copies of all such agreements.

(d) The consummation of the transactions contemplated hereby will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the right of EFV, the Company or either Subsidiary to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of its business or operations as currently conducted, except in any such case as would not, individually or in the aggregate have or reasonably be expected to have a Material Adverse Effect.

(e) The rights of EFV, the Company or the applicable Subsidiary in the material Company Intellectual Property are valid, subsisting, and enforceable. EFV, the Company and the Subsidiaries have taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(f) The conduct of the business of EFV, the Company and each Subsidiary, as currently conducted, and the products, processes and services of EFV, the Company and each Subsidiary do not infringe, dilute, misappropriate or otherwise violate, and have not during the past year infringed, diluted, misappropriated or otherwise violated in any material respect, the Intellectual Property or other rights of any Person. To Sellers’ Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated or is currently infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property.

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(g) To Sellers’ Knowledge, there are no Actions (including any oppositions, interferences or re-examinations) settled or pending or threatened (including in the form of offers to obtain a license) (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by EFV, the Company or either Subsidiary; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the rights of EFV, the Company or either Subsidiary with respect to any Company Intellectual Property; or (iii) by EFV, the Company or either Subsidiary or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. None of EFV, the Company or any Subsidiary is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.13 Inventory; Accounts Receivable.

(a) EBIP does not own any personal property, tangible assets or inventory. All inventory of EFV, Elevation and EB Creative, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by EFV, Elevation or EB Creative, as applicable, free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable, in the present circumstances of EFV, the Company or EB Creative, as applicable.

(b) The accounts receivable of EFV, the Company and each Subsidiary reflected on the applicable Interim Balance Sheet and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by EFV, the Company or the applicable Subsidiary involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (ii) constitute only valid, undisputed claims of EFV, the Company or the applicable Subsidiary, not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (iii) are subject to a reasonable reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of EFV, the Company or the applicable Subsidiary. The reserve for bad debts shown on the applicable Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of EFV, the Company or the applicable Subsidiary have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

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Section 3.14 Franchise Matters.

(a) Section 3.14(a) of the Disclosure Schedules contains a true and correct list of all currently effective Franchise Agreements and area development agreements (“Area Developer Agreements”), including any amendments thereto, to which EFV or Elevation is a party, listing the name of the franchisee, licensee or area developer (“Franchisee”), date of agreement or amendment and location of restaurant(s) or development area. Neither EBIP nor EB Creative is a party to any Franchise Agreement or Area Developer Agreement. No other Contracts exist between EFV, the Company or either Subsidiary and any third party granting any such third party the right, or any option or right of first refusal, to conduct business under the name “Elevation Burger”. The name “Elevation Burger” is the only tradename or Mark owned or used by EFV, the Company or either Subsidiary. The consummation of the transactions contemplated hereby will not require the consent of any Franchisee. Except as set forth in Section 3.14(a) of the Disclosure Schedules, to Sellers’ Knowledge, the restaurants that are the subject of Franchise Agreements with Franchisees are presently open to the public and operating. Sellers have made available to Buyer a correct and complete copy of each Franchise Agreement and each Area Developer Agreement (as amended to date) listed in Section 3.14(a) of the Disclosure Schedules.

(b) With respect to each Franchise Agreement and Area Development Agreement identified in Section 3.14(a) of the Disclosure Schedules:

(i) Except as set forth in Section 3.14(b)(i) of the Disclosure Schedules, such Franchise Agreement and Area Development Agreement is the legal, valid, and binding obligation of the applicable Franchisee or area developer, enforceable in accordance with its terms;

(ii) Except as set forth in Section 3.14(b)(ii) of the Disclosure Schedules, neither Elevation nor, to Sellers’ Knowledge, any counter-party is in Franchise Breach of such Franchise Agreement or Area Development Agreement, and, to Sellers’ Knowledge, no event has occurred that with notice or lapse of time would constitute a Franchise Breach under such Franchise Agreement or Area Development Agreement, except for such Franchise Breaches by the counter-party thereto which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of such Franchise Agreement or Area Development Agreement;

(iii) no party to such Franchise Agreement or Area Development Agreement has delivered a formal written demand for early termination pursuant to the terms thereof or any written notice claiming a breach or violation by EFV or Elevation of, or a default by EFV or Elevation under, such Franchise Agreement or Area Development Agreement;

(iv) Except as set forth in Section 3.14(b)(iv) of the Disclosure Schedules, neither EFV nor Elevation has granted a waiver or consent with respect to a provision of such Franchise Agreement or Area Development Agreement regarding a counter-party’s obligation to make payments of royalty fees, contributions to any marketing development fund, or expenditures for advertising purposes;

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(v) EFV or Elevation has in its possession an original or executed copy of each Franchise Agreement and Area Development Agreement, and any amendments thereto, all of which have been made available to Buyer;

(vi) Except as set forth in Section 3.14(b)(vi) of the Disclosure Schedules, each Franchisee is current in its financial obligations to EFV or the Company, as applicable, including for payments due for franchise, development, or license fees, royalties, advertising contributions, and product purchases; and

(vii) Except as set forth in Section 3.14(b)(vii) of the Disclosure Schedules, each Franchisee is current in its development obligations with respect to each restaurant to be developed by such Franchisee in such Franchisee’s development area.

(c) Since the Balance Sheet Date, neither EFV nor Elevation has received any formal written notice, claim or demand pursuant to the terms of a Franchise Agreement or Area Developer Agreement from any Franchisee of any Franchise Breach by EFV or Elevation of any material term or provision of such Franchise Agreement.

(d) Schedule 3.14(d) of the Disclosure Schedules sets forth each state or other jurisdiction in which EFV or Elevation is currently registered to sell franchises or with which EFV or Elevation has filed an application for registration to sell its franchises that is currently pending, or has filed (where such filing is required) an application for exemption from registration, to sell franchises, and the effective date and expiration date of each such registration and exemption.

(e) To Sellers’ Knowledge, other than matters for which EFV or Elevation has obtained releases, EFV and Elevation have in all material respects made all disclosures in each Franchise Offering Circular required by all applicable federal and state laws and regulations which govern the sale of franchises, and to the Knowledge of Sellers, none of EFV, Elevation, EBIP, EB Creative or any Franchise Sales Person has offered for sale, accepted an offer, or sold a Franchise except in compliance with all applicable federal and state Laws and regulations which govern the sale of franchises.

(f) Except as disclosed in any Franchise Offering Circular, during the period commencing on the Interim Balance Sheet Date and continuing through the date of this Agreement, none of EFV, the Company or any Subsidiary has received written notice of any violation by EFV, the Company or such Subsidiary of any franchise Law from any federal or state regulatory agency, and, to Sellers’ Knowledge, no allegations of violations by EFV, the Company or such Subsidiary of any state franchise registration, disclosure, relationship or termination Law have been made by any federal or state regulatory agency.

(g) Section 3.14(g) of the Disclosure Schedules sets forth a complete and accurate list of all independent sales representatives, area developers, agents, employees, contractors, brokers or consultants authorized by EFV or Elevation to offer or sell franchises during the period commencing on the Interim Balance Sheet Date and continuing through the date of this Agreement (collectively, “Franchise Sales Persons”), including a list of all written or oral agreements or arrangements (and with respect to oral agreements a description thereof) with such Franchise Sales Persons under which EFV or Elevation has authorized any Franchise Sales Persons to offer or sell Franchises on EFV’s or Elevation’s behalf or agreed to rebate or share amounts receivable under any Franchise Agreement. Sellers have delivered to Buyer true, complete and correct copies of all such agreements.

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(h) Except as set forth on Section 3.14(h) of the Disclosure Schedules, no Franchisee has a protected territory, exclusive territory, covenant not to compete, right of first refusal, option or other arrangement (collectively, the “Territorial Rights”) with EFV, the Company or either Subsidiary pursuant to which (A) EFV, the Company or either Subsidiary is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business; or (B) the Franchisee is granted rights for the acquisition of additional franchises or expansion of the Franchisee’s territory. No Franchisee’s Territorial Rights conflict with the Territorial Rights of any other Franchisee. To the extent EFV or Elevation has granted any such Territorial Rights (whether disclosed or required to be disclosed herein), EFV or Elevation, as applicable, has complied with such Territorial Rights and, in the course of offering or selling franchises, neither EFV nor Elevation has violated the Territorial Rights of any Franchisee.

(i) Section 3.14(i) of the Disclosure Schedules sets forth a complete and accurate list of the name, last known address and telephone number of all Franchisees whose franchise agreements were terminated, cancelled, not renewed, reacquired by EFV or Elevation or who have otherwise ceased to do business during the period commencing on January 1, 2015 and continuing through the date of this Agreement.

Section 3.15 Suppliers. Section 3.15 of the Disclosure Schedules sets forth (a) each supplier to whom EFV, the Company and the Subsidiaries, collectively, have paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for the most recent fiscal year (collectively, the “Material Suppliers”); and (b) the amount of purchases from each Material Supplier during such period. Except as set forth in Section 3.15 of the Disclosure Schedules, none of EFV, the Company or any Subsidiary has received any notice, and none of EFV, the Company or any Subsidiary has any reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to EFV, the Company or a Subsidiary or to otherwise terminate or materially reduce its relationship with EFV, the Company or a Subsidiary.

Section 3.16 Insurance. Prior to the Closing, all policies of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance relating to the assets, business, operations, employees, officers and managers of EFV, Elevation, EBIP and EB Creative (collectively, the “Insurance Policies”) were maintained by EFV. The Insurance Policies are commercially reasonable to cover the kinds and amounts of claims as would generally be expected to be covered by businesses of a size and type similar to the business of the Company and the Subsidiaries. The Insurance Policies are in full force and effect as of the date hereof and will remain in full force and effect following the Closing as provided in Section 5.12(c). EFV has not received written notice of cancellation of, or alteration of coverage under, any of such Insurance Policies. The Insurance Policies are valid and binding in accordance with their terms and have not been subject to any lapse in coverage. There are no claims related to the business of EFV, the Company or either Subsidiary pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

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Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened (i) against or by EFV, AH-HA, the Company or either Subsidiary affecting any of their respective properties or assets (or by or against Sellers or any Affiliate thereof relating to EFV, the Company or either Subsidiary); or (ii) against or by EFV, AH-HA, the Company, either Subsidiary, Sellers or any Affiliate of Sellers that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting EFV, the Company, either Subsidiary or any of their respective properties or assets. EFV, the Company and each Subsidiary are in compliance with the terms of each applicable Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18 Compliance With Laws; Permits.

(a) Each of EFV, the Company and each Subsidiary is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect.

(b) All Permits required for EFV, the Company and each Subsidiary to conduct its respective business have been obtained by or on behalf of it and are valid and in full force and effect, except where the failure to obtain such Permits would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Section 3.18(b) of the Disclosure Schedules identifies, with respect to EFV, the Company and each Subsidiary, all current Permits issued thereto, including the name of each Permit and its date of issuance and expiration. To the Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

(c) EFV offered Franchise Rights only pursuant to duly registered offerings, in compliance with, and as contemplated by, a current and effective franchise disclosure document and otherwise in compliance in all material respects with all Laws.

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Section 3.19 Environmental Matters. The following representations and warranties are the sole representations and warranties with respect to environmental matters:

(a) EFV, the Company and each Subsidiary have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(a) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of EFV, the Company or either Subsidiary, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law, and to Sellers’ Knowledge, there is no condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company or either Subsidiary as currently carried out by EFV, the Company and the Subsidiaries. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor the Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(b) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of EFV, the Company or either Subsidiary, or any real property currently or formerly owned, operated or leased by EFV, the Company or either Subsidiary, and none of the Company, EBIP, EB Creative or any Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of EFV, the Company or either Subsidiary (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers, the Company or either Subsidiary.

(c) To Sellers’ Knowledge, there are no active or abandoned aboveground or underground storage tanks owned or operated by EFV, the Company or either Subsidiary.

(d) To Sellers’ Knowledge, there are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by EFV, the Company or either Subsidiary, and any predecessors as to which EFV, the Company or either Subsidiary may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and none of Sellers, the Company or either Subsidiary has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of them.

(e) To Sellers’ Knowledge, none of Sellers, the Company or either Subsidiary has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

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(f) To Sellers’ Knowledge, (i) there are no environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of EFV, the Company or either Subsidiary or any currently owned, operated or leased real property which are in the possession or control of Sellers, the Company or either Subsidiary related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) there are no material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(g) To Sellers’ Knowledge, none of Sellers, the Company or either Subsidiary is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company or either Subsidiary as currently carried out by EFV, the Company and the Subsidiaries.

Section 3.20 Employee Benefit Matters.

(a) None of EFV, the Company or any Subsidiary has maintained, sponsored, contributed to any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement, whether or not reduced to writing and whether funded or unfunded, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA (each, a “Benefit Plan”).

(b) None of EFV, the Company or any Subsidiary nor any of their respective ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; or (iii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(c) None of EFV, Elevation, EBIP or EB Creative has a commitment or obligation, nor has it made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

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(d) Neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, individually or collectively, (i) entitle any current or former manager, officer, employee, independent contractor or consultant of EFV, the Company or either Subsidiary to severance pay or any other payment that will be a Liability of Buyer, the Company or either Subsidiary; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual such as to become a Liability of Buyer, the Company or either Subsidiary; (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (iv) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.21 Employment Matters.

(a) Prior to the completion of the Restructuring all employees, independent contractors and consultants engaged by, or providing service to, EFV, EBIP or EB Creative have been employed or engaged by EFV or EB Creative. Neither the Company nor EBIP has ever engaged any employee, and neither the Company or EBIP has engaged any independent contractor or consultant. As of the Closing, none of the Company, EBIP or EB Creative will have any employees, independent contractors or consultants engaged by or providing services to it.

(b) EFV is not and has not, during the past five (5) years, been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization, and there is not, and has not been for the past five (5) years, any such organization representing or purporting to represent any employee of EFV, and, to Sellers’ Knowledge, no such organization or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. During the past five (5) years there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting EFV, the Company or either Subsidiary or any of their respective employees.

(c) None of EFV, the Company, EBIP or EB Creative has been (i) the subject of any audit, investigation, or enforcement action by any Governmental Authority in connection with any Government Contract or (ii) debarred, suspended, or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by EFV, the Company or either Subsidiary have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by EFV, the Company or either Subsidiary (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) EFV, the Company and each Subsidiary have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

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(c) No claim has been made by any taxing authority in any jurisdiction where EFV, the Company or either Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of EFV, the Company or either Subsidiary.

(e) The amount of EFV’s, the Company’s or each Subsidiary’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of EFV’s, the Company’s or each Subsidiary’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of EFV, the Company or such Subsidiary (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 3.22(f) of the Disclosure Schedules sets forth (i) the taxable years of EFV, the Company and each Subsidiary as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired; (ii) those years for which examinations by the taxing authorities have been completed; and (iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against EFV, the Company or either Subsidiary as a result of any examinations by any taxing authority have been fully paid.

(h) None of EFV, the Company or either Subsidiary is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority with respect to EFV, the Company or either Subsidiary.

(i) Sellers have delivered to Buyer copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, EFV, the Company or either Subsidiary for all Tax periods ending after December 31, 2012.

(j) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of EFV, the Company or either Subsidiary.

(k) None of EFV, the Company nor either Subsidiary is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to EFV, the Company or either Subsidiary.

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(m) Except as set forth in Section 3.22(m) of the Disclosure Schedules, none of EFV, the Company or either Subsidiary has been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. None of EFV, the Company or either Subsidiary has any Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n) Since the date of its formation, the Company and each Subsidiary has been treated as a partnership for U.S. federal income tax purposes and has been so treated in all Tax years since the date of formation. Neither the Company nor any Subsidiary has ever made an election to be treated as a C-corporation for U.S. federal, state, local or foreign tax purposes.

(o) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (v) any election under Section 108(i) of the Code.

(p) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Neither the Company nor any Subsidiary is, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q) Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r) Neither the Company nor any Subsidiary is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(s) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or either Subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

Section 3.23 Books and Records. The minute books of EFV, the Company and each Subsidiary have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of EFV, the Company and each Subsidiary contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action by written consent, of any such members or managers has been held or taken for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the books and records of the Company and the Subsidiaries will be in the possession of the Company or the applicable Subsidiary.

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Section 3.24 Brokers. Except for FocalPoint Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, the Assignment, the EFV Note, the Restructuring Documents or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.25 Intentionally Omitted.

Section 3.26 Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.27 Sufficiency of Funds. At Closing, EFV will be able to satisfy its obligations pursuant to the EFV Note as they become due and payable, provided that Buyer satisfies its payment obligations under the Buyer Note as they become due and payable.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. Buyer has full corporate power and authority to enter into this Agreement, the Buyer Note and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, they Buyer Note and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles. When the Buyer Note has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Buyer Note will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

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Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, the Buyer Note and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement, the Buyer Note and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, the Buyer Note or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04 Sufficiency of Funds. At Closing, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to satisfy its obligations pursuant to the Buyer Note as they become due and payable, and sufficient authorized and unissued shares of Common Stock issuable on conversion of the Buyer Note.

Section 4.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V
Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except with respect to the Restructuring or as otherwise provided in this Agreement or as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Company and each Subsidiary to, conduct its business in the ordinary course of business consistent with past practice; and use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and each Subsidiary and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and each Subsidiary. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall, and shall cause the Company and each Subsidiary to:

(a) preserve and maintain all of its Permits;

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(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by the Company or such Subsidiary in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws; and

(i) refrain from taking or permitting any action that would cause any of the changes, events, or conditions described in Section 3.08 to occur.

Section 5.02 Restructuring. Prior to the Closing Date, Sellers shall, and shall cause the Company and each Subsidiary to execute and deliver the Restructuring Documents, which shall be in form and substance approved by Buyer, such approval not to be unreasonably withheld. Prior to the Closing, the Restructuring shall have been consummated and will be effective.

Section 5.03 Fransmart Agreement. Prior to the Closing Date, EFV shall enter into that certain Letter Agreement between EFV and Fransmart, LLC dated as of June 17, 2019, in the form previously approved by Buyer (the “Fransmart Agreement”).

Section 5.04 Transfer of Franchises. As soon as practicable following the Closing Date, and in any event no later than ten (10) Business Days following the Closing Date, Buyer and EFV shall negotiate in good faith mutually acceptable terms and conditions of, and documentation evidencing, the transfer to Buyer (or its designee), for no additional consideration, of all of the outstanding membership interests of Elevation Burger Franchises, LLC, a Delaware limited liability company that is the indirect owner of interests in the Company Restaurants. EFV and Buyer agree that (a) such terms and conditions shall include customary representations and warranties with respect to Elevation Burger Franchises, LLC and the entities in which it owns a direct or indirect interest, including the entities that own and operate the Company Restaurants and (b) customary indemnification provisions shall apply to a breach of any such representation or warranty, mutatis mutandis, as if such representation or warranty was set forth herein.

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Section 5.05 Financial Statements; Access to Information.

(a) If Buyer determines that an audit of the 2018 EFV Financial Statements and the EBIP Financial Statements is required, Buyer shall notify Sellers’ Representative in writing that such audit is required. Within thirty (30) days of the receipt by Sellers’ Representative of such notice, EFV shall cause to be prepared and delivered to Buyer, at Buyer’s cost, an audit of the 2018 EFV Financial Statements and the EBIP Financial Statements.

(b) From the date hereof until the Closing, EFV, AH-HA and Sellers’ Representative shall, and shall cause the Company and each Subsidiary to, (a) afford Buyer and its Representatives full access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to (i) the Elevation Franchise Business, (ii) the Company and (iii) each Subsidiary, upon reasonable advance notice and during regular business hours; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to (i) the Elevation Franchise Business, (ii) the Company and (iii) each Subsidiary as Buyer or any of its Representatives may reasonably request; (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of Elevation, EBIP and the Elevation Franchise Business; and (d) permit Buyer to communicate with the Franchisees and, to the extent necessary or requested by Buyer, facilitate such communications. In addition, shortly prior to the Closing, Buyer may schedule one or more calls (“Franchise Status Calls”) with any of the Franchisees to confirm such Franchisee’s status and intent with respect to its Franchise Agreement or Area Developer Agreement, as applicable. Any investigation pursuant to this Section 5.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Elevation, EBIP or, prior to the Elevation Restructuring, EFV. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Sellers in this Agreement.

Section 5.06 No Solicitation of Other Bids.

(a) Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Company and the Subsidiaries) or any of its or their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their respective Affiliates (including the Company and the Subsidiaries) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving EFV, Elevation or EBIP; (ii) the issuance or acquisition of membership interests or other equity interests in EFV, Elevation or EBIP; or (iii) the sale, lease, exchange or other disposition of any significant portion of the properties or assets of EFV, Elevation or EBIP.

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(b) In addition to the other obligations under this Section 5.06, Sellers shall promptly (and in any event within two (2) Business Days after receipt thereof by Sellers or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Sellers agree that the rights and remedies for noncompliance with this Section 5.06 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.07 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers’ Representative shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting Sellers, the Company or either Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relate to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.07 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

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Section 5.08 Treatment of Employees Post-Closing. Following the Closing, any employees of EFV that are retained by the Company or either Subsidiary (in the discretion of Buyer) will be eligible to participate in all employee benefit programs generally made available to employees of Buyer and its Affiliates, subject to the eligibility and other requirements of such benefit programs, and Buyer will use reasonable efforts to assure that such employee’s status (including seniority, satisfaction of deductibles, etc.) is respected; it being understood and agreed that Buyer may continue or not continue the employment of any person currently employed by EFV, the Company or either Subsidiary and make changes to the Company’s and each Subsidiary’s compensation and benefits programs in its sole and absolute discretion.

Section 5.09 Confidentiality. From and after the Closing, each Seller shall, and shall cause its respective Affiliates to, hold, and shall use its reasonable best efforts to cause its Representatives to hold, in confidence any and all information, whether written or oral, concerning EFV (prior to the restructuring), Elevation or EBIP, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller or its Affiliates or Representatives; or (b) is lawfully acquired by such Seller or its Affiliates or Representatives after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or Representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.10 Non-competition; Non-solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), none of the Sellers or Hans Hess (each, a “Restricted Party”) shall, nor shall any of them permit any of his or its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, franchisor, franchisee, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere with the business relationships (whether formed prior to or after the date of this Agreement) between the Company or either Subsidiary and its customers or suppliers. Notwithstanding the foregoing, Hans Hess may continue to own an interest in and serve as an advisor to Creator, Inc., a Delaware corporation dba Creator Restaurants (“Creator”), and may accept a position as an employee or officer with Creator, and (C) any of such Persons and his or its Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Person is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

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(b) During the Restricted Period, no Restricted Party shall, or permit any of his or its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or either Subsidiary or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.10(b) shall prevent any Restricted Party or any of his or its Affiliates from hiring or retaining, as applicable, (i) any employee whose employment has been terminated by the Company, a Subsidiary or Buyer, (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee, or (iii) any individual who is an existing employee of EFV on the date hereof or on the Closing Date, except for Mark Gustus.

(c) During the Restricted Period, no Restricted Party shall, or permit any of his or her Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any Franchisee for purposes of diverting its business or services from Elevation.

(d) Each Restricted Party acknowledges that a breach or threatened breach of this Section 5.10 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Restricted Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Each Restricted Party acknowledges that the restrictions contained in this Section 5.10 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.11 Governmental Approvals and Consents.

(a) Sellers’ Representative (on behalf of Sellers), on the one hand, and Buyer, on the other hand, shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act if applicable) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement the Restructuring Documents and the other Transaction Documents. Sellers’ Representative (on behalf of Sellers), on the one hand, and Buyer, on the other hand, shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

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(b) Sellers’ Representative (on behalf of Sellers), on the one hand, and Buyer, on the other hand, shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, Sellers’ Representative (on behalf of Sellers), on the one hand, and Buyer, on the other hand, shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement, the Restructuring Documents or any Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement, the Restructuring Documents or any Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, the Restructuring Documents or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company or either Subsidiary is a party is not obtained prior to the Closing, Sellers’ Representative shall, subsequent to the Closing, cooperate with Buyer and the Company or such Subsidiary in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable. If such consent, approval, or authorization cannot be obtained, Sellers’ Representative (on behalf of Sellers) shall use his reasonable best efforts to provide the Company or the applicable Subsidiary with the rights and benefits of the affected Contract for the term thereof, and, if Sellers’ Representative (on behalf of Sellers) provides such rights and benefits, the Company or the applicable Subsidiary shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of Sellers’ Representative (on behalf of Sellers), on the one hand, and Buyer, on the other hand, before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers, Elevation or EBIP with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Sellers’ Representative (on behalf of Sellers), on the one hand, and Buyer, on the other hand, shall give notice to the other party with respect to any meeting, discussion, appearance, or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.

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(f) Notwithstanding the foregoing, nothing in this Section 5.11 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, Elevation or EBIP or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.12 Books and Records; Insurance.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall (i) retain the books and records (including personnel files) of the Company and each Subsidiary relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of such Company and such Subsidiary; and (ii) except as would violate applicable Law, upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company or either Subsidiary after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Sellers’ Representative shall (i) retain the books and records (including personnel files) of Sellers which relate to the Company and each Subsidiary and their operations for periods prior to the Closing; and (ii) except as would violate applicable Law, upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c) For a period of fifteen (15) months following the Closing, EFV shall continue in full force and effect, and timely pay all premiums due on, all Insurance Policies in effect as of the date hereof and shall cooperate with Buyer, the Company and the Subsidiaries to file with the applicable insurance provider, and take all reasonable action to resolve, any claim asserted against Buyer, the Company or a Subsidiary relating to an event that occurred prior to the Closing that is reasonably likely to be covered by any Insurance Policy.

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Section 5.13 Use of Name and Marks.

(a) Promptly following the Closing, EFV shall change its name to a name that does not include the words “Elevation Franchise” and is not otherwise substantially or confusingly similar to its current name and shall deliver to Buyer evidence thereof within five (5) days following the Closing.

(b) From and after the Closing, except in connection with the ownership and operation of an Elevation Burger franchise, (i) neither EFV nor AH-HA or any of their respective Affiliates will have any right to use the tradename or Mark “Elevation Burger” or any similar tradename or Mark or any variation, combination or derivative thereof or any other Mark or other Intellectual Property owned, licensed or used by the Company or either Subsidiary and (ii) EFV and AH-HA shall, and shall cause their respective Affiliates to promptly cease and discontinue any and all uses of any Intellectual Property owned, licensed or used by the Company or either Subsidiary.

Section 5.14 Company Restaurants. The parties acknowledge that none of the Company Restaurants paid royalty or other fees from the time of its inception until such time as such Company Restaurant was no longer wholly owned (directly or indirectly) by EFV. As of the Closing, each Company Restaurant shall (a) have executed and delivered to Elevation a Franchise Agreement in form and substance the same as those executed and delivered by other Franchisees of Elevation (except that certain provisions related to the build-out/design, start-up, training of personnel, and the like will be omitted in the case of Company Restaurants that are operating as of the date hereof) and (b) pay royalty and other fees in the same amounts and at the same times as such fees are payable by other Franchisees of Elevation.

Section 5.15 Operation of Business Post-Closing. The Parties acknowledge and agree that the opportunity to receive the Earn-Out Amount is contingent upon the achievement of certain financial metrics, as described in Section 2.06, and the obligation to pay any Claw-Back Amount is subject to the failure to achieve certain financial metrics, as described in Section 2.06. Buyer acknowledges and agrees that, during the period commencing on the Closing Date and ending on the last day of the Measurement Period, (a) it will operate the business of the Company and the Subsidiaries in good faith, it being understood and agreed that the operation of the business of the Company and the Subsidiaries shall at all times remain in the sole control of Buyer; (b) it will not take any action the primary purpose of which is to prevent any Earn-Out Amount from being earned or owed or causing any Claw-Back Amount to be owed; and (c) it will maintain appropriate records and accounts relating to the amounts to be calculated pursuant to Section 2.05.

Section 5.16 Inquiries or Payments Received Post-Closing. Following the Closing: (a) each Seller shall deliver or cause to be delivered to Buyer all mail received by such Seller relating in any way to the Elevation Franchise Business; (b) each Seller shall promptly remit to Buyer all payments received by such Seller on or after the Closing Date, to the extent such payments relate in any way to the conduct of the Elevation Franchise Business (including with respect to any services performed or goods provided by any business relating to such franchise business before or after the Restructuring or the Closing); and (c) each Seller shall promptly refer or transmit to Buyer any inquiry received by such Seller relating in any way to the Elevation Franchise Business.

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Section 5.17 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause Elevation and EBIP to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII.

Section 5.18 Public Announcements. Except as required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcement or other disclosure to any Person regarding the existence or terms of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such public announcement.

Section 5.19 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement, including executing and delivering any such additional documents, instruments, conveyances and assurances and taking such further actions as may be reasonably required to give effect to the Restructuring and the transactions contemplated by the Restructuring Documents.

ARTICLE VI
Tax matters

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers shall not (and, prior to the Closing, none of the Company, either Subsidiary or their respective Affiliates and Representatives shall), to the extent it may affect, or relate to, the Company or either Subsidiary, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer, the Company or either Subsidiary in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of Sellers, the Company, either Subsidiary or their respective Affiliates or Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, each of Elevation and EBIP) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, the Restructuring Documents and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers’ Representative shall, at Sellers’ expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

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(c) Sellers’ Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed for the Company and each Subsidiary for all periods ending on or prior to the Closing Date which are filed after the Closing Date, and shall timely pay all Taxes showing as due thereon. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Sellers’ Representative to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) no later than forty-five (45) days prior to the due date thereof, and Sellers’ Representative shall permit Buyer to approve each such Tax Return prior to filing, which approval shall not be unreasonably withheld, conditioned, or delayed.

(d) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company and each Subsidiary after the Closing Date with respect to a Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers’ Representative (together with schedules, statements and, to the extent requested by Sellers’ Representative, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If Sellers’ Representative objects to any item on any such Tax Return that relates to portions of the Straddle Period applicable to periods on or before the Closing Date (under the methodology set forth in Section 6.04), he shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, Buyer and Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers’ Representative are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees, and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers’ Representative (on behalf of Sellers). The preparation and filing of any Tax Return of the Company or either Subsidiary for any taxable period that begins after the Closing Date shall be exclusively within the control of Buyer.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or either Subsidiary shall be terminated as of the Closing Date. From and after the Closing Date, none of the Company, either Subsidiary, Sellers or any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

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Section 6.03 Tax Indemnification. Sellers shall indemnify the Company, the Subsidiaries, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Company or either Subsidiary or relating to the business of the Company or either Subsidiary for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or either Subsidiary (or any predecessor of the Company or either Subsidiary) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any Person imposed on the Company or either Subsidiary arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Sellers shall reimburse Buyer for any Taxes of the Company or either Subsidiary that are the responsibility of Sellers pursuant to this Section 6.03 within ten (10) Business Days after payment of such Taxes by Buyer, the Company or either Subsidiary.

Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Contests. Buyer agrees to give written notice to Sellers’ Representative of the receipt of any written notice by the Company or either Subsidiary, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder, except and only to the extent that Sellers’ rights or defenses are forfeited due solely to such failure. Buyer shall control the contest or resolution of any Tax Claim, in each case including action taken to compromise or settle such Taxes; provided, that, in the event that the Sellers’ Representative provides Buyer with written confirmation of the liability of Sellers for Taxes under this Agreement with respect to all of the Taxes at issue with respect to the Tax Claim, the Sellers’ Representative may elect to control such Tax Claim at its sole expense (including action taken to pay, compromise or settle such Taxes). If there is a Tax Claim in respect of a Straddle Period for which Sellers would not be liable to fully indemnify Buyer under this Agreement, the Sellers’ Representative shall have the right to jointly control with Buyer the defense of such items. Reasonable out of pocket expenses with respect to any such Tax Claims shall be borne Sellers’ Representative and Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement.

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Section 6.06 Cooperation and Exchange of Information. Sellers’ Representative and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company or either Subsidiary. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers’ Representative and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or either Subsidiary for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or either Subsidiary for any taxable period beginning before the Closing Date, Sellers’ Representative or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days.

Section 6.09 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

Section 6.10 Purchase Price Allocation. As soon as practicable after the Closing, Buyer shall deliver to Sellers’ Representative a statement setting forth the allocation (the “Allocation”) of the Purchase Price (including, for this purpose, liabilities of the Company or the Subsidiaries treated as assumed by Buyer for U.S. federal income Tax purposes) among the assets of Elevation and EBIP, in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local or foreign Law). If, within twenty (20) days after the delivery of the initial Allocation, Sellers’ Representative notifies Buyer in writing that Sellers’ Representative objects to the initial Allocation, Buyer and Sellers’ Representative shall use commercially reasonable efforts to resolve such dispute within twenty (20) days. In the event that Buyer and Sellers’ Representative are unable to resolve such dispute within twenty (20) days, Buyer and Sellers’ Representative shall jointly retain the Independent Accountant to resolve the disputed item. Upon resolution of the disputed items, the Allocation shall be adjusted to reflect such resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers. The final Allocation shall be adjusted, as appropriate, to reflect any additional payments made pursuant to this Agreement after the Closing Date that are not reflected in such Allocation. Buyer and Sellers’ Representative shall prepare and file all Tax Returns in a manner consistent with the Allocation and shall not take any position inconsistent with the Allocation except as may be required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

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ARTICLE VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 of the Disclosure Schedules, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) EFV shall have duly executed and delivered the Assignment to Buyer.

(b) EFV shall have issued to Buyer the EFV Note in an aggregate principal amount equal to the Remaining Loan Amount, as set forth in the Closing Estimate.

(c) EFV shall have delivered to Buyer the Fransmart Agreement, fully executed by EFV and Fransmart, LLC.

(d) The representations and warranties of Sellers contained in this Agreement, the Assignment, the Restructuring Documents and the other Transaction Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date, except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects.

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(e) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement, the Restructuring Documents and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(f) The Restructuring shall have been consummated to the satisfaction of Buyer and Buyer shall have received duly executed copies of all Restructuring Documents, together with duly executed copies of all resolutions adopted by the board of managers and members of AH-HA, EFV and Elevation approving the Restructuring and the execution and delivery of the Restructuring Documents.

(g) Immediately following the Closing, the Company and each Subsidiary shall be free of (i) Indebtedness, including Related Party Indebtedness, and (ii) accrued salaries and payroll taxes.

(h) No Action shall have been commenced against Buyer, Sellers, the Company or either Subsidiary which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(i) All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(j) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(k) Buyer shall be satisfied, in its reasonable business judgment, based on the information received from the Franchisees during the Franchise Status Calls, that the Franchisees do not have, and are not likely to raise, any material issues with Elevation, EBIP or the transactions contemplated hereby.

(l) Buyer shall have received a certificate, dated the Closing Date and signed by Sellers’ Representative that each of the conditions set forth in Section 7.02(a) and Section 7.02(e) have been satisfied.

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(m) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers of such Seller, as applicable, authorizing the execution, delivery and performance of this Agreement, the Restructuring Documents and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) the names and signatures of the officers of Sellers authorized to sign this Agreement, the Restructuring Documents and the Transaction Documents, and the other documents to be delivered by such Seller hereunder and thereunder.

(n) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company and each Subsidiary certifying that attached thereto are true and complete copies of (i) the articles or certificate of formation of the Company or such Subsidiary, as filed with the secretary of state or similar Governmental Authority of the state of its organization, (ii) the Operating Agreement of the Company or such Subsidiary as then in effect and (iii) a good standing certificate (or its equivalent) for the Company and such Subsidiary from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company or such Subsidiary is organized.

(o) Sellers shall have delivered, or caused the Company or each Subsidiary, if applicable, to deliver, to Buyer (i) resignations of all of the managers and officers of the Company and each Subsidiary and any employee of the Company or either Subsidiary identified by Buyer at least five (5) days prior to the Closing and (ii) evidence reasonably satisfactory to Buyer that all employment agreements with any such Person have been terminated without any payment or severance obligation (other than customary two (2) weeks’ severance) of the Company or either Subsidiary.

(p) Each Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

(q) Sellers or Sellers’ Representative shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Buyer shall have issued to EFV the Buyer Note in an aggregate principal amount equal to the Estimated Net Consideration, as set forth in the Closing Estimate.

(b) Buyer shall have delivered to EFV the Cash Consideration by wire transfer of immediately available funds to the account designated in writing by Sellers’ Representative in the Closing Estimate.

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(c) Buyer shall have issued to EFV the Warrant.

(d) The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date, except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects.

(e) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement, the Buyer Note and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(f) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(g) Sellers’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(e) have been satisfied.

(h) Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers of Buyer authorizing the execution, delivery and performance of this Agreement, the Buyer Note and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Buyer Note, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have delivered to Sellers’ Representative such other documents or instruments as Sellers’ Representative reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until fifteen (15) months from the Closing Date; provided that (a) the representations and warranties (each, a “Fundamental Rep”) in Section 3.01 (Organization and Authority), Section 3.02(a) (Organization and Organizational Documents), Section 3.03 (Capitalization), Section 3.04 (Subsidiaries), Section 3.22 (Taxes), Section 3.24 (Brokers) and Section 3.25 (Restructuring) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days and (b) the representations and warranties set forth in Section 3.14 (Franchise Matters) (each, a “Franchise Rep”) shall remain in full force and effect for a period of three (3) years following the Closing. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing for a period of one (1) year from the Closing Date or for the period specified therein; provided that the covenants contained in Section 5.06 (Confidentiality) shall survive the Closing for a period of three (3) years following the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, Sellers, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates (including the Company and each Subsidiary) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI);

(c) any failure by Sellers’ Representative to fully perform, comply with or fulfill any covenant set forth in this Agreement or in any of the certificates or documents delivered by any Seller, Sellers’ Representative, Elevation or EBIP pursuant to this Agreement;

(d) any Company Indebtedness or Company Liability that should have been paid out of the Loan Amount at Closing in accordance with Section 2.04(a); or

(e) any failure by EFV to transfer, convey and assign to Elevation any Contract, Intellectual Property or other asset material to the conduct of the business as conducted by EFV prior to the Restructuring.

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Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) No Seller Indemnifying Party shall be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds One Hundred Thousand Dollars ($100,000) (the “Basket”), in which event the Seller Indemnifying Parties shall only be required to pay or be liable for Losses in excess of the Basket. The aggregate amount of all Losses for which the Seller Indemnifying Parties shall be liable pursuant to Section 8.02(a) shall not exceed One Million Dollars ($1,000,000) (the “Cap”).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall only be required to pay or be liable for Losses in excess of the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

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(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) fraud or willful or intentional misconduct or breach; (ii) any inaccuracy in or breach of any Fundamental Rep, for which the aggregate liability of the applicable Indemnifying Party(ies) shall be limited to the Purchase Price; or (iii) any inaccuracy in or breach of any Franchise Rep, for which the aggregate liability of the applicable Indemnifying Party(ies) shall be limited to Seven Million Five Hundred Thousand Dollars ($7,500,000) as of the Closing Date, which amount shall be reduced by (A) One Hundred Thousand Dollars ($100,000) per month (on the last day of each full calendar month) for the first twelve (12) months following the Closing Date; (B) One Hundred Fifty Thousand Dollars ($150,000) per month (on the last day of each full calendar month) for the next twelve (12) months following the first anniversary of the Closing Date; and (C) Three Hundred Twenty-Five Thousand Dollars ($325,000) per month (on the last day of each full calendar month) thereafter until the last day of the survival period applicable to the Franchise Reps, provided, however, that in no event shall such amount be reduced to an amount less than the Cap, and provided further that, in the event a Buyer Indemnitee makes a claim for indemnification for fraud or willful or intentional misconduct or breach or any inaccuracy in or breach of any Fundamental Rep or any Franchise Rep pursuant to this ARTICLE VIII, no further reductions to such amount shall be made until the date on which such claim for indemnification has been resolved.

(d) For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty and any Losses attributable thereto shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) No Losses may be claimed under Section 8.02 or Section 8.03 by any Indemnified Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Section 2.02.

Section 8.05 Indemnification Procedures. The party(ies) making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party(ies) against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”; provided that when the Indemnified Party or the Indemnifying Party is a Seller, Sellers’ Representative shall have the authority to take all action and make all decisions on behalf of such Indemnified Party or Indemnifying Party, as applicable, and the applicable Seller(s) shall not have any authority to take any action or make any decision, under this ARTICLE VIII.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party or Sellers’ Representative, as applicable, shall give the Indemnifying Party or Sellers’ Representative, as applicable, reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party or Sellers’ Representative, as applicable, shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The following provisions shall apply to any Third Party Claim:

(i) The Indemnifying Party or Sellers’ Representative, as applicable, shall have the right to participate in, or by giving written notice to the Indemnified Party or Sellers’ Representative, as applicable, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s or Sellers’ Representative’s, as applicable, own counsel, and the Indemnified Party or Sellers’ Representative, as applicable, shall cooperate in good faith in such defense; provided that, if the Indemnifying Party is a Seller, Sellers’ Representative shall not have the right to defend or direct the defense of any such Third Party Claim that (A) is asserted directly by or on behalf of a Person that is a Franchisee, supplier or customer of the Company or either Subsidiary, or (B) seeks an injunction or other equitable relief against the Indemnified Party.

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(ii) In the event that the Indemnifying Party or Sellers’ Representative, as applicable, assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.

(iii) The Indemnified Party or Sellers’ Representative, as applicable, shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s or Sellers’ Representative’s, as applicable, right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.

(iv) If the Indemnifying Party or Sellers’ Representative, as applicable, elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend a Third Party Claim as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party or Sellers’ Representative, as applicable, may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(v) Sellers’ Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.09) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party or Sellers’ Representative, as applicable, shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party or Sellers’ Representative, as applicable, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party or Sellers’ Representative, as applicable, desires to accept and agree to such offer, the Indemnifying Party or Sellers’ Representative, as applicable, shall give written notice to that effect to the Indemnified Party or Sellers’ Representative, as applicable. If the Indemnified Party or Sellers’ Representative, as applicable, fails to consent to such firm offer within ten (10) days after his receipt of such notice, the Indemnified Party or Sellers’ Representative, as applicable, may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party or Sellers’ Representative, as applicable, fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party or Sellers’ Representative, as applicable, may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party or Sellers’ Representative, as applicable, has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party or Sellers’ Representative, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party or Sellers’ Representative, as applicable, on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party or Sellers’ Representative, as applicable, giving the Indemnifying Party or Sellers’ Representative, as applicable, reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party or Sellers’ Representative, as applicable, becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party or Sellers’ Representative, as applicable, shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party or Sellers’ Representative, as applicable, shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party or Sellers’ Representative, as applicable, shall allow the Indemnifying Party or Sellers’ Representative, as applicable, and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party or Sellers’ Representative, as applicable, shall assist the Indemnifying Party’s or Sellers’ Representative’s, as applicable, investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or Sellers’ Representative, as applicable, or any of its professional advisors may reasonably request. If the Indemnifying Party or Sellers’ Representative, as applicable, does not so respond within such thirty (30) day period, the Indemnifying Party or Sellers’ Representative, as applicable, shall be deemed to have rejected such claim, in which case the Indemnified Party or Sellers’ Representative, as applicable, shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of Elevation or EBIP (including any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or Sellers’ Representative, as applicable, or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds; provided that, in the case of indemnification of a Buyer Indemnitee, such Loss may, at Buyer’s election, be recovered in whole or in part at the end of the applicable Fiscal Year, subject to the limits in Section 8.04(a) and Section 8.04(b), by reduction of the Net Balance of the Buyer Note by an aggregate amount equal to the sum of (A) the remaining amount of such Loss plus any Loss Interest accrued thereon plus (B) the amount of interest paid and/or accrued on such portion of the Buyer Note (as described in clause (A)) from the Closing Date to the date such Net Balance is so reduced. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or Sellers’ Representative, as applicable, or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%) (the “Loss Interest”). Such Loss Interest shall be calculated daily on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed, without compounding.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

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Section 8.08 Exclusive Remedies. Subject to Section 5.10 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers’ Representative and Buyer;

(b) by Buyer by written notice to Sellers’ Representative if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Sellers within ten (10) days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2019 unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Sellers’ Representative by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Sellers’ Representative; or

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(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2019, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(d) by Buyer or Sellers’ Representative in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX and in Section 5.09 and ARTICLE X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers, any Seller or Sellers’ Representative:	For certified or registered mail: Hans Hess P.O. Box 4406 Carmel, California 93921 For overnight courier: Hans Hess 3385 Rio Rd Carmel CA 93933 Email: hans@elevationburger.com Attention: Hans Hess

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with a copy to:	Hanson Bridgett LLP 425 Market Street, 26th Floor San Francisco, California 94105 Facsimile: (415) 995-3568 Email: nwilson@hansonbridgett.com Attention: Natalie N. Wilson, Esq.

If to Buyer:	9720 Wilshire Blvd., Suite 500 Beverly Hills, California 90212 Facsimile: (310) 319-1863 Email: Andy.Wiederhorn@fccgi.com Attention: Andrew Wiederhorn

with a copy to:	Loeb & Loeb LLP 10100 Santa Monica Boulevard., Suite 2200 Los Angeles, California 90067 Facsimile: (310) 919-3934 Email: asussman@loeb.com Attention: Allen Z. Sussman, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.10(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement, and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its payment or other obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 6.03, ARTICLE VIII and Section 10.12, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Each party hereby (i) submits to the exclusive jurisdiction of the state and federal courts sitting in New Castle County, State of Delaware (the “Delaware Courts”), for any action, suit or proceeding arising out of or relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, (ii) agrees that no such action, suit or proceeding shall be brought by it except in such court, and (iii) irrevocably waives, and agrees not to assert (by way of motion, defense or otherwise), in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the Delaware Courts that its property is exempt or immune from attachment or execution, that such action, suit or proceeding is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper or that this Agreement may not be enforced in or by the Delaware Courts. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(b).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Sellers’ Representative.

(a) Each Seller hereby designates Sellers’ Representative to serve as the representative of such Seller with respect to the matters expressly set forth in Section 10.12(b) and with respect to the matters otherwise set forth in this Agreement to be performed by Sellers’ Representative. Should Sellers’ Representative resign or be unable to serve, Sellers shall, not more than ten (10) days thereafter, by written notice to Buyer, jointly designate a substitute agent to serve as a successor Sellers’ Representative, who shall be Sellers’ Representative for all purposes thereafter. The appointment of such successor shall be effective on the date of such Sellers’ Representative’s resignation or incapacity or, if later, the date on which such successor is appointed.

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(b) Each Seller, by the execution of this Agreement, hereby irrevocably appoints Sellers’ Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, including the full power and authority, on behalf of such Seller, to (i) consummate the transactions contemplated hereby and any post-Closing matters; (ii) pay all expenses of such Seller incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date of this Agreement); (iii) disburse any funds received hereunder, on behalf of such Seller or on behalf of Sellers, to such Seller or Sellers, as applicable, in the amounts to which they are entitled; (iv) endorse and deliver any certificates or instruments representing the Membership Interests and execute such further instruments of assignment as Buyer shall reasonably request; (v) make, execute and deliver on behalf of such Seller any amendment to or waiver of any provision of this Agreement or any other agreement, document or instrument contemplated hereby as Sellers’ Representative, in its sole discretion, may deem necessary or desirable; (vi) take all other actions to be taken by or on behalf of such Seller in connection herewith; (vii) do each and every act and exercise any and all rights which such Seller is, or Sellers are, permitted or required to do or exercise under this Agreement; (viii) give and receive notices, instructions and communications permitted or required under this Agreement or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Seller, to or from Buyer relating to this Agreement or any of the transactions and other matters contemplated by this Agreement or such other agreement, document or instrument; and (ix) make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that Sellers’ Representative, in its sole and absolute discretion, may consider necessary, proper or convenient in connection with, or to carry out the transactions contemplated by, this Agreement and the other agreements and documents referred to herein or executed in connection herewith, including (A) retaining counsel, accountants and other agents, representatives and experts, (B) incurring fees and expenses, (C) asserting or pursuing any claim against Buyer, (D) defending any claims by any Buyer, as the Indemnified Party, including any Third Party Claim, consenting to, compromising or settling any such claims, and conducting negotiations with Buyer; it being understood that Sellers’ Representative shall not have any obligation to take any particular action, and shall not have any liability for any failure to take any particular action. Each Seller agrees that such agency and proxy are coupled with an interest, are irrevocable without the consent of Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by Sellers’ Representative taken in accordance with this Agreement shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest same.

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(c) Each Seller agrees that Buyer shall be entitled to rely on any action taken or omission to act by Sellers’ Representative, on behalf of such Seller, pursuant to Section 10.12(b) (an “Authorized Action”), and that each Authorized Action shall be binding on such Seller as fully as if such Seller had taken such Authorized Action. Each Seller severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless Sellers’ Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Sellers’ Representative in connection with any action, suit or proceeding to which Sellers’ Representative is made a party by reason of the fact it is or was acting as Sellers’ Representative pursuant to the terms of this Agreement and any expenses incurred by Sellers’ Representative in connection with the performance of his duties hereunder.

(d) Sellers’ Representative shall not be entitled to any fee, commission or other compensation for the performance of his services hereunder, but shall be entitled to the payment by Sellers of all expenses incurred as Sellers’ Representative.

(e) Sellers’ Representative shall not, by reason of this Agreement, have a fiduciary relationship in respect of any Seller, except in respect of amounts received hereunder on behalf of such Seller. Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that Sellers’ Representative shall not be relieved of any liability imposed by Law for its willful misconduct, as finally determined by a court of competent jurisdiction. Sellers’ Representative shall not be liable to any Seller for any apportionment or distribution of payments made by Sellers’ Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. Neither Sellers’ Representative nor any agent employed by him shall incur any liability to any Seller by virtue of the failure or refusal of Sellers’ Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of his other duties hereunder, except for actions or omissions constituting willful misconduct, as finally determined by a court of competent jurisdiction.

(f) All of the indemnities, immunities and powers granted to Sellers’ Representative under this Agreement shall survive the Closing Date.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

FAT BRANDS INC.

By:	/s/ Andrew Wiederhorn
Name:	Andrew Wiederhorn
Title:	Chief Executive Officer

SELLERS:

AH-HA HOLDINGS, LLC

By:	/s/ Hans Hess
Name:	Hans Hess
Title:	Chairman of the Board

ELEVATION FRANCHISE VENTURES, LLC

By:	/s/ Hans Hess
Name:	Hans Hess
Title:	Chairman of the Board

SELLERS’ REPRESENTATIVE

/s/ Hans Hess
Hans Hess

By execution of this Agreement, the undersigned agrees to be bound by and comply with the provisions of Section 5.10.

/s/ Hans Hess

Hans Hess

Signature page to Membership Interest Purchase Agreement

Exhibit A

Form of Buyer Note

Exhibit B

Form of EFV Note

Exhibit C

Form of Warrant